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                                                     Exhibit 5

                                                     April 12, 1999

The Prudential Insurance Company
of America
Prudential Plaza
Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Chief Counsel, Variable Products, Law Department of The Prudential Insurance Company of America, I have reviewed the establishment of The Prudential Variable Contract Real Property Account (the "Account") on November 25, 1986 by the Finance Committee of the Board of Directors of The Prudential Insurance Company of America ("Prudential") as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Prudential with the Securities and Exchange Commission (Registration No. 33-20083) under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

     (1) Prudential was duly organized under the laws of New Jersey and is a validly existing corporation.

     (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

     (3) The portion of the assets held in the Account equal to the reserves and other liabilities for variable benefits under the variable life insurance contracts and variable annuity contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

     (4) The variable life insurance contracts and variable annuity contracts are legal and binding obligations of Prudential in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


 /s/
-----------------------------------
Clifford E. Kirsch


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